FOR IMMEDIATE RELEASE

EDWARD SMOLYANSKY PROVIDES CRITICAL CAMPAIGN UPDATE- URGES WITHHOLD ON DORRI McWHORTER, JASON SCHER, and CEO JULIE SMOLYANSKY

Chicago, IL — December 11, 2025. Edward Smolyansky, largest shareholder and nominee for director of Lifeway Foods, Inc. (Nasdaq: LWAY), issues letter and critical updates ahead of pivotal vote.

Voting FOR the Shareholder Nominees, George Sent and Edward Smolyansky, is the Only Way to Restore Accountability

THE PATH FORWARD

If elected, we will take action immediately to:

1. Reconstitute a functional, independent Board;

2. Empower the Strategic Review Committee to initiate a credible sale process;

3. Enforce strict compensation discipline;

4. Restore transparency and shareholder trust.

Please vote:

✔ FOR both Shareholders Nominees on the GREEN card (referred to as the “Dissident Nominees” on the WHITE card)

✔ FOR Proposal 6

✖ WITHHOLD on Julie Smolyansky, Dorri McWhorter, and Jason Scher

A vote for the Shareholder Nominees is a vote for:

•	A credible and immediate strategic review and transparent sale process;
•	Enforce anti-nepotism;
•	Real corporate governance
•	Real oversight of executive compensation

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Dear Fellow Lifeway Shareholder,

We are approaching the decisive vote that will determine whether Lifeway Foods finally receives the independent oversight and value-focused leadership shareholders deserve. I am writing to give you a critical update on where this campaign stands—and why your vote on the GREEN card is essential.

For over three years, Lifeway co-founder Ludmila and I—your fellow largest shareholders—have fought to correct Lifeway’s broken governance structure. We have spent vast sums of our own capital because we refused to sit idly by and let value be destroyed in front of our eyes. We fought because shareholders lost a real opportunity to realize premium value when the incumbent Board mishandled Danone’s acquisition interest and engaged in a series of actions that placed self-preservation above fiduciary duty.

This vote decides whether Lifeway remains under entrenched leadership—or whether shareholders finally unlock the Company’s true potential.

Below are five core reasons shareholders must vote FOR the Dissident Nominees on the WHITE card (or the Shareholder Nominees on the GREEN card), FOR Proposal 6, and WITHHOLD votes from the failed incumbents responsible for the current crisis.

FIVE REASONS SHAREHOLDERS MUST VOTE FOR CHANGE

1.	A Sale Under an Independent, Credible Board Is the Fastest Path to Value

Danone presented unsolicited offers of $25 and $27 per share, yet Lifeway’s Board responded with entrenchment, litigation, and an attempted and unprecedented equity award to the CEO that undermined negotiations. Predictably, the stock collapsed after the offers were rejected. We believe that a sale process—properly run, properly overseen, and free of insider interference—remains the most effective way for shareholders to unlock value. That requires new leadership and approval of Proposal 6, which calls for the formation of an independent Strategic Review & Performance Committee.

2.	Lifeway’s Executive Compensation Practices Are Excessive and Misaligned

The Board approved:

- An issuance of 283,337 shares to the CEO and a $2 million retention bonus atop equity grants valued at more than $6.5 million; a total package with over $8 million in outsized compensation.

-Compensation and influence for the CEO’s spouse despite no formal governance structure.

These decisions reflect a Board that failed its most basic fiduciary responsibilities.

3.	Independent Directors Failed to Uphold Their Duties

The legacy “independent” directors:

-Approved unjustified compensation packages;

-Failed to supervise management during Danone’s due diligence;

-Extended a poison pill unnecessarily;

-Delayed the annual meeting without justification;

-Allowed the CEO and her spouse to dominate governance.

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4.	Fundamentals are consistently dislocated from the share price

“Record revenues” mean little when: Operating income stagnates, EBITDA margins decline, and earnings announcements repeatedly produce negative stock reactions.

Investors understand the truth: Lifeway’s leadership—not the business itself—is the problem.

5.	The Newly Installed Directors Lack Relevant Experience

Recent appointments were reactive and made under pressure. Several new directors lack public-company experience, relevant industry background, or the independence required to challenge entrenched leadership. This is not real governance reform—only the illusion of it.

Voting for the Shareholder Nominees Is the Only Way to Restore Accountability

A vote for the Shareholder Nominees is a vote for:

•	A credible and immediate strategic review and transparent sale process.
•	Enforce anti-nepotism.
•	Real corporate governance.
•	Real oversight of executive compensation.

Please vote:

✔ FOR both Shareholder Nominees on the GREEN card (referred to as the “Dissident Nominees” on the WHITE card)

✔ FOR Proposal 6

✖ WITHHOLD on Julie Smolyansky, Dorri McWhorter, and Jason Scher

Thank you for your support and commitment to restoring Lifeway’s value.

Edward Smolyansky

Key Shareholder, Shareholder Nominee for the Board of Directors

For More Information visit my Linkedin profile www.linkedin.com/in/edward-smolyansky-a2293627a

Important Information

This communication is not a request for a proxy to vote on any matter. Any written solicitation of a proxy by Mr. Smolyansky will be made through a definitive proxy statement (the “Shareholder Proxy Statement”). Lifeway shareholders are urged to read the Shareholder Proxy Statement, including any amendments or supplements thereto, and any other soliciting materials, when they become available as they will contain important information. Shareholders may obtain, free of charge, copies of the Shareholder Proxy Statement when it becomes available at sec.gov.

Participants in the Solicitation

Mr. Smolyansky has notified the Company of his intent to nominate himself and George Sent for election as directors of Lifeway at the 2025 Annual Meeting. Each of them may be deemed to be a participant in any solicitation of proxies by Mr. Smolyansky. Lifeway shareholders can find information regarding Mr. Smolyansky and Mr. Sent, and their respective direct or indirect interests, by security holdings or otherwise, in the Schedule 13D/A filed by Mr. Smolyansky with the SEC on November 18, 2025, Annex I to the preliminary proxy statement filed by Mr. Smolyansky with the Securities and Exchange Commission (the “SEC”) on November 24, 2025, the Shareholder Proxy Statement, when it becomes available, and in Mr. Smolyansky’s other filings with the SEC, all of which information is incorporated herein by reference.

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